Exhibit 9.2

FIRST AMENDMENT
Dated December 15, 1999
to
VOTING TRUST AGREEMENT
Dated JUNE 30, 1998

This First Amendment dated December 15, 1999 (“First Amendment”) to the Voting Trust Agreement dated June 30, 1998 (“Agreement”) is entered into by and among Jeffery S. Fraser and Ross C. Hartley (the “Voting Trustees”) and the Holders (as defined in the Agreement) representing a majority of the Shares (as defined in the Agreement) held in the voting trust.

WHEREAS, the Voting Trustees and the Holders entered in the Agreement which provides, among other things, that certain stockholders of National Information Consortium, Inc., a Colorado corporation (“Company”), shall deliver to the Voting Trustees stock certificates representing Shares;

WHEREAS, the Voting Trustees and the Holders desire to amend the Agreement as set forth herein in order to better accomplish the purposes for which the Agreement was intended;

WHEREAS, Section 11.1 of the Agreement provides that the Agreement may be amended in any and all respects by agreement in writing signed by the Voting Trustees and the Holders representing a majority of the Shares then held in the voting trust;

NOW, THEREFORE, for and in consideration of the promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Voting Trustees and the Holders agree as follows:

1.             Section 2.1 shall be deleted in its entirety and the new Section 2.1 shall provide as follows: “Concurrently with a Stockholder’s execution hereof, the Stockholder shall deliver to the Voting Trustees either (a) stock certificates representing Shares owned by such Stockholder, duly transferred to the Voting Trustees, or (b) immediately available funds payable to the Voting Trustees for the Voting Trustees to purchase Shares for the benefit of the Stockholder.  If (a) occurs, the Voting Trustees shall have a limited power of attorney to cause the Company’s transfer agent to cancel any certificates for Shares transferred to the Voting Trustees  and issue to the Voting Trustees a new certificate for the Shares so transferred.  If (b) occurs, the Voting Trustees shall purchase Shares in a market transaction for the benefit of the Stockholder.  In either event, the Voting Trustees shall issue to the Stockholder a Voting Trust Certificate representing the Stockholder’s pro rata interest in the voting trust.”

2.             The following sentence shall be added to Section 6.2: “The Voting Trustees may at any time in their discretion distribute in full or in part the Shares or other Securities then held under the voting trust to the Holders on a pro rata basis as set forth in this Section 6.2.”

3.             Section 10.1 shall be deleted in its entirety and the new Section 10.1 shall provide as follows: “By signing this Agreement, each Holder acknowledges the provisions of Exhibit A attached hereto and incorporated herein, which restrict the Holder’s ability to transfer an interest in this voting trust, and which also grants the Voting Trust an option to purchase interests in this voting trust in certain defined situations.  Further, each Holder agrees that such Holder shall (i) strictly adhere to the provisions of Exhibit A, and (ii) be liable for any and all damages, and costs and expenses, including, but not limited to, attorneys fees, suffered by the Company, its stockholders, the voting trust and its Holders caused by Holder’s breach of such provisions.”

4.             Sections 10.2 shall be deleted in its entirety and the new Section 10.2 shall provide as follows: “In order that all transferees will be put on notice of the provisions of this Section 10, a legend in substantially the following form shall be placed on all Voting Trust Certificates:

SUBJECT TO PROVISIONS RESTRICTING CERTAIN TRANSFERS

The voting trust interests represented by this certificate are subject to certain provisions of a voting trust agreement imposing certain restrictions on the transfer of these voting trust certificates and granting certain rights to the holders of these voting trust certificates, and these voting trust certificates cannot be sold, donated, transferred or in any other manner disposed of except in accordance with the terms of said voting trust agreement provisions, a copy of which is available for inspection at the Company’s offices.”

5.             Exhibit A attached to this First Amendment shall become Exhibit A to the Agreement.

6.             Except as expressly amended by this First Amendment, the Agreement is in all respects ratified and confirmed.  In the event of a conflict between the First Amendment and the Agreement, the First Amendment shall control.

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7.             This First Amendment shall be construed in connection with and as part of the Agreement and shall be governed in accordance with the laws of the jurisdiction that governs the Agreement and its construction.

8.             This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

VOTING TRUSTEES:

Jeffery S. Fraser

Ross C. Hartley

HOLDERS:

Jeffery S. Fraser, trustee of the Fraser Family Trust u/t/a September 15, 1998, holding 23.341974% of the Shares in the voting trust

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Ross C. Hartley, holding 23.087389% of the Shares in the voting trust

William F. Bradley, Jr., holding 6.681362% of the Shares in the voting trust

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EXHIBIT A
to
VOTING TRUST AGREEMENT

Certain Restrictions and Rights Respecting Voting Trust Interests.

(a)           Definitions.  Any terms used below which are defined in the Voting Trust Agreement shall have the meaning set forth therein.  In addition, for purposes of this Exhibit A:

(i)            Disposing Holder.  The term “Disposing Holder” shall mean the Holder whose voting trust interests and Voting Trust Certificates have become subject to the option granted under Section (b)(i) by reason of the occurrence of one of the events described in Section (b)(i)(A).

(ii)           Exempted Disposition.  The term “Exempted Disposition” shall mean:

(A)          a gift made for no consideration to any person,  entity, trust or foundation;

(B)           a transfer to the executor or the administrator of the estate of a deceased Holder but not any further transfer by such executor or administrator unless such further transfer is an “Exempted Disposition” as defined hereon;

(C)           a transfer by operation of law to the legal representative of a Holder upon such Holder’s adjudication of incompetency;

(D)          a transfer by a Holder who owns 10% or more of the interests in the voting trust (including for these purposes all voting trust interests owned by members of the Family of such Holder or trusts which are substantially for the benefit of members of such Holder’s Family), to another Holder who owns 10% or more of the interests in the voting trust (including for these purposes all voting trust interests owned by members of the Family of such Holder or trusts which are substantially for the benefit of members of the Holder’s Family);

(E)           a transfer to the Company or the voting trust.

(iii)          Family.  The term “Family” shall mean the spouse, parents, siblings, and all lineal descendants (natural or adopted).

(iv)          Holder.  The term “Holder” means a holder of interests.

(v)           Interests.  The terms “interests,” or “voting trust interests” shall mean interests in the voting trust whether presently outstanding or hereafter issued.

(vi)          Sale.  The term “sale” shall mean any transfer for consideration, the terms and conditions of which were arrived at through arm’s-length negotiations and shall not include an Exempted Disposition.

(vii)         Subject Interests.  The term “Subject Interests” shall mean any interests that become subject to the option granted in Section (b)(i), as defined further in Section (b)(i)(A).

(b)           Option Provisions.

(i)            Option Granted to Voting Trust.

(A)          Events Giving Rise to Option.  The voting trust shall have an irrevocable option to purchase, at the price, in the manner and on the terms and conditions hereinafter set forth, such portion as is hereinafter specified of the interests of any Holder, upon the occurrence of any of the following events:

(1)           such Holder shall desire to voluntarily sell, transfer or otherwise dispose of any interests now or hereafter owned by him in any manner whatsoever, other than in an Exempted Disposition; or

(2)           Interests owned by such Holder shall be involuntarily sold, transferred or otherwise disposed of, whether as a result of operation of law, judicial decree, sale upon execution, foreclosure of any lien or charge, sale or transfer to or by a trustee in bankruptcy or similar officer; or

(3)           the receipt by the Voting Trustees of a notice from any third party, including any state or state agency, to the effect that the voting trust’s contract with such third party will be terminated based on such third party’s determination that such Holder is an unacceptable Holder in the voting trust.

Only the portion of the interests affected by the occurrence of any of the events specified above shall be subject to such option to purchase and such interests shall herein be referred to as “Subject Interests.”

(B)           Notice of Events.  Immediately upon the occurrence of an event described in Section (b)(i)(A), the Disposing Holder (or his legal representative) shall notify the Voting Trustees (or, if the option arises because of the occurrence of the event described in Section (b)(i)(A)(3), the Voting Trustees shall notify the Disposing Holder) of such event, including, if applicable, the number of Subject Interests to be disposed of, the terms and conditions of any proposed transfer, the names of the person or persons to whom transfers are proposed to be made or who have acquired the Subject Interests, and a copy of any firm bona fide offer made by the proposed purchaser.  If no personal representative is appointed within thirty (30) days after the death of a Disposing Holder, the voting trust shall be considered a creditor of the estate of the decedent with all of the rights conferred upon a creditor of the estate of the decedent by the state of the decedent’s domicile.

(C)           Exercise of Option by Voting Trust.  The option granted to the voting trust under Section (b)(i)(A) shall become exercisable as to all, and not less than all, of the Subject Interests at any time after the occurrence of an event giving rise to the option but in no event more than sixty (60) days after such event.  The voting trust shall exercise its option by delivering, in accordance with Section (b)(i)(D), a written notice of exercise to the Disposing Holder (or his legal representative) during the period such option (“Notice of Exercise”) shall be exercisable.

(D)          Contents of Notices; Expiration of Options.  Notices of Exercise shall be in writing signed by a Voting Trustee and shall set forth (i) the voting trust’s intention to purchase the Subject Interests and (ii) the date and time of the closing of the purchase and sale (in accordance with Section (b)(i)(G)).  If any option is not exercised in the manner herein required and within the applicable period herein provided, such option shall expire at 5:00 p.m. (Denver, Colorado time) on the last day of such period.

(E)           Purchase Price Where There is a Proposed Sale.  If the event causing an option granted hereunder to become exercisable shall be a proposed sale for cash, the purchase price for the interests purchased pursuant to the exercise of such option shall be equal to the lesser of:

(1)           the proposed sale price; or

(2)           the Formula Amount.  The Formula Amount shall be determined using the following steps:

(a)                                  Determine the average closing price of a share of the Company’s Common Stock for the ten (10) trading days prior to the date of the Notice of Exercise (the “Price Per Share”).

(b)                                 Multiply the Price Per Share times 0.75.

(c)                                  Multiply the amount in (b) by the pro rata amount of Shares held by the voting trust relating to the Subject Interests purchased.  This amount is the “Formula Amount.”

The purchase price determined above shall, at the option of the voting trust, be payable either in one lump sum or payable over a period of time, not to exceed five years in equal calendar quarter payments (on March 31, June 30, September 30 and December 31), together with interest payable at the time principal is payable, at a rate equal to the New York Prime Rate of Interest as published in The Wall Street Journal, with the interest rate to be adjusted annually.

(F)           Purchase Price Where No Sale is to Be Made.  If the event causing an option granted hereunder to become exercisable is not a proposed sale for cash, the purchase price for each of the interests purchased shall be the Formula Amount.  The purchase price shall, at the option of the voting trust, be payable either in one lump sum or payable over a period of time, not to exceed five years in equal calendar quarter payments (on March 31, June 30, September 30 and December 31), together with interest payable at the time principal is payable, at a rate equal to the New York Prime Rate of Interest as published in The Wall Street Journal, with the interest rate to be adjusted annually.

(G)           Closing.  The closing of any purchase and sale upon exercise of an option under (b) of this Section shall be held at the principal offices of the Company (or such other place as may be agreed upon by the Voting Trustees and the Disposing Holder), at such time and on such date as shall be specified in the notice given under Section (b)(i)(C), as the case may be, but in no event shall such closing be held less than ten (10) or more than thirty (30) days subsequent to the date such notice is given.  At the closing, the full amount of the purchase price due at closing shall be paid by certified or bank check.  At the closing the Disposing Holder shall deliver the Voting Trust Certificates representing the Subject Interests, duly endorsed for transfer to the voting trust with signature guaranteed by a national or state banking institution.

(H)          Disposing Holder’s Right to Sell if Subject Interests Not Purchased.  If the options provided for under Sections (b)(i)(A)(1) and (b)(i)(A)(2) shall be waived or shall not be exercised before the expiration thereof, then the Disposing Holder shall have the right to make the disposition of all but not less than all of the Subject Interests for a period of one hundred eighty (180) days following the expiration of the option granted under Section (b)(i)(C), provided that such disposition shall be to the same person or persons, and upon the same terms and conditions, as specified in the notice given under Section (b)(i)(B), and following the expiration of such 180-day period, all of the Subject Interests, whether or not transferred in compliance with the provisions of this Exhibit A, shall once again become subject to the restrictions of this Exhibit A.

(c)           Legend.  In order that all transferees will be put on notice of the provisions of this Exhibit A, a legend in substantially the following form shall be placed on all Voting Trust Certificates representing voting trust interests:

SUBJECT TO PROVISIONS RESTRICTING

CERTAIN TRANSFERS

The voting trust interests represented by this certificate are subject to certain provisions of a voting trust agreement imposing certain restrictions on the transfer of these voting trust certificates and granting certain rights to the holders of these voting trust certificates, and these voting trust certificates cannot be sold, donated, transferred or in any other manner disposed of except in accordance with the terms of said voting trust agreement provisions, a copy of which is available for inspection at the Company’s offices.

(d)           Transfers in Violation Void.  No Holder shall sell, donate, transfer or in any other manner dispose of any interests now or hereafter owned by such Holder unless (i) such sale, gift, transfer or other disposition shall be in accordance with the provisions of this Exhibit A, and (ii) the purchaser, transferee or donee of the voting trust interests agrees to be bound by the terms of the Voting Trust Agreement.  Any sale, gift, transfer or other disposition not made in accordance with the provisions of this Exhibit A shall be null and void.

(e)           Amendment Restrictions.  This Exhibit A may only be altered, amended or repealed as set forth in the Voting Trust Agreement dated June 30, 1998, as amended.

(f)            Failure to Convey Interests.  In the event any Holder is required to sell any or all of that Holder’s interests pursuant to any provision of this Exhibit A, and the Holder cannot or for any reason does not deliver the Voting Trust Certificates representing said interests to the Voting Trustees or the person or entity acquiring said interests pursuant to the applicable provision of this Exhibit A, the voting trust may deposit the purchase price, by check, promissory note, or both, as may be the case under the applicable provision of this Exhibit A, with any bank doing business within fifty (50) miles of the Company’s principal office, as agent or trustee, or in escrow, for the benefit of the Holder selling such interests, to be held as such until withdrawn by said Holder.  Upon such deposit of the purchase price and notice thereof to the Holder selling such interests, the interests being sold shall immediately be deemed to have been sold, assigned, transferred and conveyed to the purchaser and the selling Holder shall have no further rights to or in such interests and the voting trust shall record the transfer of such interests.

(g)           Miscellaneous.

(i)            Warranties of Disposing Holder.  A Holder, by transferring interests pursuant to any of the provisions of this Exhibit A, shall be deemed to warrant that such interests so transferred are free and clear of all liens, encumbrances and claims of others of every kind and character (other than created pursuant to this Exhibit A)

and shall deliver the Voting Trust Certificates representing any interests being purchased to the voting trust in negotiable form.

(ii)           Notices.  Any notice required by this Exhibit A shall be in writing and shall be deemed duly given when personally delivered or when mailed by registered or certified mail, postage prepaid, to the appropriate recipient thereof; if to the voting trust, addressed to the Voting Trustees or the Company’s principal office; and if to a Holder, at the address for such Holder as shown on the transfer books of the voting trust, or at such other address of the voting trust or of a Holder as the voting trust or such Holder subsequently may have designated to the voting trust or to the other Holders, as the case may be, in writing.